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                                                                      EXHIBIT 99

[APOGEE LOGO]

FOR IMMEDIATE RELEASE

                         Contact: Lawrence M. Davies, President and COO Stanley Szczygiel, Vice President of Finance Apogee, Inc.
                                   (610) 992-7670

                                   Noonan/Russo Communications
                                   (212) 696-4455
                                   John O'Leary, ext. 232 (Investor)
                                   Heather Hennessy, ext. 274 (Media)
                                   email: news@noonanrusso.com

            APOGEE TO SELL AND DISCONTINUE GROUP PRACTICE OPERATIONS

               - COMPANY TO FOCUS ON MANAGED CARE PRODUCT LINE -

King of Prussia, PA, December 30, 1997--Apogee, Inc. (AMEX: APG) announced today it will sell and discontinue the Company's behavioral health group practice operations and shift its focus to the managed care segment of behavioral health, an industry that generates close to $4 billion annually. Apogee has signed a definitive agreement of sale for substantially all of its group practice operations to PsychPartners, a behavioral health practice management company based in Birmingham, Alabama. Completion of the sale is subject to regulatory and shareholder approval.

Under the terms of the agreement, which has been approved by the Board of Directors of both companies, PsychPartners will pay $27 million in cash for most of Apogee's behavioral health group practice operations. In addition, PsychPartners will assume certain liabilities and issue warrants to acquire up to 400,000 common units of PsychPartners' stock at a purchase price of $0.05 per unit. These operations consist of 92 behavioral health centers. The transaction is expected to close in the first quarter of 1998.

In addition to this sale, Apogee will divest or discontinue its remaining group practice operations that are not part of the PsychPartners transaction. These practices located primarily in California, Washington and Nevada consist of 18 behavioral health centers.

                                     -more-

                              [Apogee Letterhead]
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This announcement marks a major shift in the Company's focus to the managed care segment of behavioral health. "The completion of this transaction will effectively reposition Apogee as a behavioral health managed care company," said Lawrence M. Davies, President and Chief Operating Officer of Apogee. "We believe the managed care segment of behavioral health has the opportunity for fast growth and high margins. This will ultimately make Apogee a stronger company and provide greater long-term shareholder value. The proceeds from the sale of the group practices will primarily be used to reduce debt, invest in the future growth of Integra and for other general corporate purposes."

Mr. Davies continued, "Our Integra operation has experienced over 35% in annualized revenue and profit growth over the past three years. In addition, we have diversified the Integra business from a company which primarily serviced Employee Assistance Programs to an operation which now provides a full array of managed behavioral health services. We believe Integra, which currently has annual net revenues of approximately $10 million, is an excellent platform for the future success of Apogee." Upon completion of this transaction, the Company expects to be profitable and generate strong positive cash flow.

The Company also announced it will record a pre-tax charge of $55 million to $60 million in the fourth quarter of 1997, primarily related to this sale of the group health operations, as well as to the divestiture and discontinuation of certain of its smaller operations.

Apogee, based in King of Prussia, Pennsylvania, is one of the leading providers of outpatient behavioral health services in the United States and provides services to over 1 million members under managed care capitation arrangements.

                              CAUTIONARY STATEMENT

Matters discussed above contain forward-looking statements that are based on management's estimates, assumptions and projections. Major factors that could cause results to differ materially from those expected by management include: the successful consummation of the sale of the group practice operations to PsychPartners, the timing and nature of reimbursement changes, the nature of changes in laws and regulations that govern various aspects of the Company's business, new criteria adopted to determine medical necessity for behavioral health service, the outcome of a Department of Justice review, successful re-negotiation of the Company's credit facility, changes in procedures by third-party payors, pricing of managed care and other third party contracts, retention and productivity of clinicians, the direction and success of competitors, management retention and unanticipated market changes. The above should be read in conjunction with the Company's consolidated Financial Statements and notes thereto for the year ended December 31, 1996 included in its Form 10-K as well as the Company's 1997 Form 10-Q reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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